Exhibit 99.1

DENBURY RESOURCES INC.

P R E S S R E L E A S E

Greg McMichael Joins Board of Directors

DALLAS -- December 9, 2004 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced the appointment of Mr. Greg McMichael of Denver, Colorado, to its Board of Directors to fill one of the two vacancies created by the May 2004 board resignations of representatives of the Texas Pacific Group.

Mr. McMichael has over 29 years of oil and gas experience, including 16 years as an oil and gas equity analyst. Mr. McMichael recently retired as Vice President and Group Leader -- Energy Research of A.G. Edwards, where he was responsible for all of the firm's equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, Imhoff, Inc., a regional investment banking firm based in Denver, for eight years. Mr. McMichael also serves on the board of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas.

Ron Greene, Chairman of the Board, stated, "I look forward to the contribution that Greg McMichael's extensive industry and Wall Street experience will bring to Denbury as we move into our next stage of growth as a focused and disciplined Company."

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000

www.denbury.com